March 21, 2013

Gary.Daniel@agrium.com

Agrium Inc.

13131 Lake Fraser Drive S.E.

Calgary, Alberta

T2J 7E8

Attention: Gary Daniel

Dear Sirs:

Re: Confirmation of Mailing

The following were prepaid mail to all registered holders of common shares, not coded as “lost”, of Agrium Inc. on March 20, 2013:

☒	Letter to Shareholders

☒	Proxy

Please note that:

—	We have coded registered security holders as “lost” in cases where on two consecutive occasions, notices or other documents have been returned undelivered by the Post Office.

—	We have not filed this Confirmation of Mailing or the listed document(s) on SEDAR.

Yours very truly,

“Sandra Evans”

Sandra Evans

Associate Director, Relationship Management